Exhibit 10.10

CONFIDENTIAL

October 29, 2012

Joseph Cappello, PhD

[***]

Dear Dr. Cappello,

Thank you for your kind participation in the interview process for the appointment of Vice President of Pharmaceutical Development. I am pleased to inform you that the search committee composed of Members of the Board of Directors and that of the Management of Genelux Corporation unanimously recommended your recruitment. Therefore, I am pleased to offer you the position of Vice President of Pharmaceutical Development at Genelux Corporation. You may elect to occupy this position as early as November 1, 2012 but no later than January 2, 2013.

The Vice President of Pharmaceutical Development will be responsible for both coordination of the continued supply of GMP virus material to all clinical trial sites in harmony with Dr. Tony Yu, Vice President of Clinical Trial Operations and with Professor Paul Scigalla, Chief Medical Officer at Genelux Corporation. You also will be responsible for the selection, production (GMP) and quality analyses of all future vaccinia virus generation products (second to tenth), working in a shared manner together with Dr. Nanhai Chen, Vice President of Research and Development; Dr. Qian Zhang, Associate Vice President of Molecular Biology and Regulatory Affairs; and with IDT/Germany under the leadership of Dr. Andreas Neubert, Vice President of Vaccines.

Further, you will also be responsible for all improvements of viral production, stabilization and packaging in harmony with Dr. Albert Roeder, General Manager of GmbH and Chief Operating Officer, Genelux Corporation. In specifics, you will direct and oversee all aspects of virus production by Dr. Tanja Auth and Dr. Thomas Herrmann in Bemried, and virus distribution by Mr. Jason Aguilar at the San Diego facility. Also, the use of silk-elastin protein system for viral stabilization for safe storage, for protection from the immune system in preclinical studies, as well as the development of surface patch based application for therapy of surface tumors and for cosmetic applications will be your responsibility shared with Dr. Nanhai Chen. You will also be expected to develop novel virus strains under the guidance of Dr. Nanhai Chen, Vice President of Research and Development and the clinical experts working with the RID division of Genelux Corporation. Genelux Corporation will also expect that you will be free to travel nationally and internationally to directly implement all the tasks outlined above.

Lastly, you will be expected to guide the design and construction of a future GMP production facility in the United States, once the funds are identified and the facility construction is authorized by the Management and the Board of Directors of Genelux Corporation.

Genelux Corporation

Research and Development San Diego Science Center 3030 Bunker Hill Street, Suite 310 San Diego, California 92109 USA 858 483 0024 (tel) 858 483 0026 (fax)	Office of Business and Investor Relations 1177 Idaho Street, Suite 202 Redlands, California 92374 USA 909 307 9300 (tel) 909 307 2251 (fax)	Product Analysis Am Neuland 1 0-82347 Bernried, Germany +49 81 58 9223-0 (tel) +49 8158 922335 (fax)

Confidential

Joseph Cappello, PhD

October 29, 2012

Page Two

After joining Genelux Corporation, your appointment will be guided in accordance with the corporate employee handbook which you will receive on your first day of your employment. Your effort as Vice President of Pharmaceutical Development will be rewarded with $200,000 per annum. You will be able to participate in the corporate stock option plan after completion of one (1) year of employment at Genelux Corporation. In addition, you will receive twenty (20) days paid vacation per year of employment. Further you will be eligible to be enrolled in the company’s health, vision and dental insurance plans after thirty (30) days of employment. You will also receive a corporate credit card and a cell phone together with a laptop computer soon after your employment begins.

Your employment at Genelux Corporation is an at will employment which can be terminated by both parties without cause.

Your existing consultation agreement with Genelux Corporation will terminate the day before your employment starts .

Genelux Corporation, in general, supports the continuation of your faculty positions at the University of Utah and the University of Arizona and requests that your time commitment and research activities be approved by the Vice President of Research and Development and the Management of Genelux Corporation yearly. Further, all your publications will carry your name and corporate affiliation as your primary appointment including corresponding author.

In closing, I would be pleased if you would accept this draft offer letter by returning the signed copy to our office.

On behalf of Genelux Corporation, I would like to welcome you as its first Vice President of Pharmaceutical Development and wish you continued success in your new position.

Sincerely yours,

/s/ Aladar A. Szalay

Aladar A. Szalay, PhD

President and CEO, Genelux Corporation

University Professor, University of Würzburg, Germany

Professor, Department of Radiation Oncology, Rebecca and John Moores Comprehensive

Cancer Center, University of California, San Diego, USA

Accepted by:

/s/ J. Cappello	11-5-12
date

Confidential